As filed with the Securities and Exchange Commission on May 1, 2009
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
Registration Statement
UNDER
THE SECURITIES ACT OF 1933

RANGE RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1311	34-1312571
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
100 Throckmorton Street
Suite 1200
Fort Worth, Texas 76102
(817) 870-2601
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David P. Poole
100 Throckmorton Street
Suite 1200
Fort Worth, Texas 76102
(817) 869-4254
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Kevin P. Lewis
Vinson & Elkins L.L.P.
2500 First City Tower
1001 Fannin Street
Houston, Texas 77002-6760
(713) 758-2222

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Amount of
be Registered	Registered	Unit	Price	Registration Fee
Common Stock, par value $0.01 per share	373,623	$40.12(1)	$14,989,754.76(1)	$836.43(1)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act 1933, as amended. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of $40.12, which is the average of the high and low prices reported on the New York Stock Exchange on April 27, 2009.

PROSPECTUS
373,623 Shares of Common Stock
RANGE RESOURCES CORPORATION

     The shares of our common stock to be offered and sold using this prospectus are currently issued and outstanding shares of our common stock. These shares of our common stock may be offered from time to time by the selling stockholders named in this prospectus. We are registering the offer and sale of the shares of our common stock to satisfy registration rights that we have granted to the selling stockholders. The selling stockholders may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of methods in accordance with the provisions set forth under “Plan of Distribution.”
     We will bear all costs, fees and expenses incurred in connection with the registration of the shares of common stock offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling stockholders. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling stockholders.
     Our common stock is traded on the New York Stock Exchange under the symbol “RRC.” On April 30, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $39.97.
     Investing in our common stock involves risks. Please read “Risk Factors” beginning on page 4 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2009

     You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

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ABOUT THIS PROSPECTUS
     Unless the context requires otherwise or as otherwise indicated, “Range,” “we,” “us,” “our” or similar terms in this prospectus refer to Range Resources Corporation and its subsidiaries on a consolidated basis.
     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf process, the selling stockholders, from time to time, may sell up to 373,623 shares of our common stock which such selling stockholders acquired in connection with our acquisition of certain, assets from the selling stockholders. This prospectus provides you with a general description of our common stock that such selling stockholders may offer. When the selling stockholders sell common stock under this prospectus, such selling stockholders may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934 (the “Exchange Act”). These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In general, all statements other than statements of historical fact are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. However, management’s assumptions and our future performance are subject to a wide range of business risks and uncertainties and we cannot assure you that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to:
•	production variance from expectations;

•	volatility of oil and natural gas prices;

•	hedging results;

•	the need to develop and replace reserves;

•	the substantial capital expenditures required to fund operations;

•	exploration risks;

•	environmental risks;

•	uncertainties about estimates of reserves;

•	competition;

•	litigation;

•	our sources of liquidity;

•	access to capital;

•	government regulation;

•	political risks;

•	our ability to implement our business strategy;

•	costs and results of drilling new projects;

•	mechanical and other inherent risks associated with oil and natural gas production;

•	weather;

•	availability of drilling equipment;

•	changes of interest rates; and

•	other risks detailed in our filings with the SEC.
     Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered.
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements.
     Should one or more of the risks or uncertainties described in this prospectus or the documents we incorporate by reference occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     All forward-looking statements express or implied, included in this prospectus and the documents we incorporate by reference and attributable to Range are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Range or persons acting on its behalf may issue.

PROSPECTUS SUMMARY
          This summary highlights selected information from this prospectus but may not contain all information that may be important to you. This prospectus includes the terms of this offering, information about our business and financial data. We encourage you to read this prospectus and the documents incorporated herein in their entirety before making an investment decision. Unless the context requires otherwise, or as otherwise indicated, “Range,” “we,” “us,” “our” or similar terms in this prospectus to refer to Range Resources Corporation and its subsidiaries on a consolidated basis.
RANGE RESOURCES CORPORATION
     We are a Fort Worth, Texas-based independent oil and gas company, engaged in the exploration, development and acquisition of oil and gas properties, primarily in the Southwestern, Appalachian and Gulf Coast regions of the United States. We were incorporated in 1980 under the name Lomak Petroleum, Inc. and, later that year, we completed an initial public offering and began trading on the NASDAQ. In 1996, our common stock was listed on the New York Stock Exchange. In 1998, we changed our name to Range Resources Corporation. In 1999, we implemented a strategy of internally generated drillbit growth coupled with complementary acquisitions. Our objective is to build stockholder value through consistent growth in reserves and production on a cost-efficient basis. During the past five years, we have increased our proved reserves 288% (from 684.5 Bcfe in 2003 to 2.654 Tcfe in 2008), while production increased 143% (from 58,063 Mmcfe in 2003 to 141,145 Mmcfe in 2008) during that same period.
     At year-end 2008, our proved reserves had the following characteristics:
•	2.7 Tcfe of proved reserves;

•	83% natural gas;

•	62% proved developed;

•	77% operated;

•	a reserve life of 17.9 years (based on fourth quarter 2008 production); and

•	a pre-tax present value of $3.4 billion of future net cash flows attributable to our reserves, discounted at 10% per annum (“PV-10”); and

•	a standard after-tax measure of discounted net cash flows of $2.6 billion.
     PV-10 may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. While the standardized measure is dependent on the unique tax situation of each company, PV-10 is based on prices and discount factors that are consistent for all companies. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis. The difference between the standardized measure and the PV-10 amount is discounted estimated future income tax of $819.0 million at December 31, 2008.
     At year-end 2008, we owned 3,694,000 gross (2,952,000 net) acres of leasehold, including 407,800 acres where we also own the royalty interest. We have built a multi-year drilling inventory that is estimated to contain over 12,000 drilling locations.
     For additional information regarding our business, we refer you to our filings with the SEC incorporated by reference in this prospectus. See “Where You can Find More Information” and “Incorporation of Certain Documents by Reference” on Page 21 of this prospectus.
     Our corporate offices are located at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. Our telephone number is (817) 870-2601. Our common stock is listed on the New York Stock Exchange under the symbol “RRC.”

RISK FACTORS
     You should carefully consider and evaluate all the information included or incorporated by reference in this prospectus, including the risks described below, before you invest in our common stock. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.
     This prospectus and documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference in this prospectus.
Risks Related to Our Business
     Volatility of oil and gas prices significantly affects our cash flow and capital resources and could hamper our ability to produce oil and gas economically
     Oil and gas prices are volatile, and a decline in prices adversely affects our profitability and financial condition. Higher oil and gas prices contributed to our positive earnings over the last several years however, more recently prices have been lower. The oil and gas industry is typically cyclical, and prices for oil and gas have been highly volatile. Historically, the industry has experienced severe downturns characterized by oversupply and/or weak demand. Long-term supply and demand for oil and gas is uncertain and subject to a myriad of factors such as:
•	the domestic and foreign supply of oil and gas;

•	the price and availability of alternative fuels;

•	weather conditions;

•	the level of consumer demand;

•	the price of foreign imports;

•	worldwide economic conditions;

•	the availability, proximity and capacity of transportation facilities and processing facilities;

•	the effect of worldwide energy conservation efforts;

•	political conditions in oil and gas producing regions; and

•	domestic and foreign governmental regulations and taxes.
     The recent decreases in oil and gas prices have adversely affected our revenues, net income, cash flow and proved reserves. Significant price decreases could have a material adverse effect on our operations and limit our ability to fund capital expenditures. Without the ability to fund capital expenditures, we would be unable to replace reserves and production. Sustained decreases in oil and gas prices will further adversely affect our revenues, net income, cash flows, proved reserves and our ability to fund capital expenditures.

     Information concerning our reserves and future net reserve estimates is uncertain
     There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and their values, including many factors beyond our control. Estimates of proved reserves are by their nature uncertain. Although we believe these estimates are reasonable, actual production, revenues and costs to develop will likely vary from estimates and these variances could be material.
     Reserve estimation is a subjective process that involves estimating volumes to be recovered from underground accumulations of oil and gas that cannot be directly measured. As a result, different petroleum engineers, each using industry-accepted geologic and engineering practices and scientific methods, may calculate different estimates of reserves and future net cash flows based on the same available data. Because of the subjective nature of oil and gas reserve estimates, each of the following items may differ materially from the amounts or other factors estimated:
•	the amount and timing of oil and gas production;

•	the revenues and costs associated with that production; and

•	the amount and timing of future development expenditures.
     The discounted future net cash flows from our proved reserves included in this report should not be considered as the market value of the reserves attributable to our properties. As required by generally accepted accounting principles, the estimated discounted future net revenues from our proved reserves are based generally on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. In addition, the 10 percent discount factor that is required to be used to calculate discounted future net revenues for reporting purposes under generally accepted accounting principles is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.
     If oil and gas prices decrease or drilling efforts are unsuccessful, we may be required to record write downs of our oil and gas properties
     We have been in the past and were in 2008, required to write down the carrying value of certain of our oil and gas properties, and there is a risk that we will be required to take additional write downs in the future. Writedowns may occur when oil and gas prices are low, or if we have downward adjustments to our estimated proved reserves, increases in our estimates of operating or development costs, deterioration in our drilling results or mechanical problems with wells where the cost to redrill or repair does not justify the expense.
     Accounting rules require that the carrying value of oil and gas properties be periodically reviewed for possible impairment. Impairment is recognized when the book value of a proven property is greater than the expected undiscounted future net cash flows from that property and on acreage when conditions indicate the carrying value is not recoverable. We may be required to write down the carrying value of a property based on oil and gas prices at the time of the impairment review, or as a result of continuing evaluation of drilling results, production data, economics and other factors. While an impairment charge reflects our long-term ability to recover an investment, it does not impact cash or cash flow from operating activities, but it does reduce our reported earnings and increases our leverage ratios.
     Significant capital expenditures are required to replace our reserves
     Our exploration, development and acquisition activities require substantial capital expenditures. Historically, we have funded our capital expenditures through a combination of cash flow from operations, our bank credit facility and debt and equity issuances. From time to time, we have also engaged in asset monetization transactions. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas and our success in developing and producing new reserves. If our access to capital were limited due to numerous factors which could include a decrease in revenues due to lower gas and oil prices or decreased production or deterioration of the credit and capital markets, we would have a reduced ability to replace our reserves. We may not be able to incur additional bank debt, issue debt or equity, engage in asset monetization or access other methods of financing on an economic basis to meet our reserve replacement requirements.

     The amount available for borrowing under our bank credit facility is subject to a borrowing base, which is determined by our lenders taking into account our estimated proved reserves and is subject to periodic redeterminations based on pricing models determined by the lenders at such time. The recent decline in oil and gas prices has adversely impacted the value of our estimated proved reserves and, in turn, the market values used by our lenders to determine our borrowing base. If commodity prices continue to decline in 2009, it will have similar adverse effects on our reserves and borrowing base.
     Our future success depends on our ability to replace reserves that we produce
     Because the rate of production from oil and gas properties generally declines as reserves are depleted, our future success depends upon our ability to economically find or acquire and produce additional oil and gas reserves. Except to the extent that we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline as reserves are produced. Future oil and gas production, therefore, is highly dependent upon our level of success in acquiring or finding additional reserves that are economically recoverable. We cannot assure you that we will be able to find or acquire and develop additional reserves at an acceptable cost.
     Our indebtedness could limit our ability to successfully operate our business
     We are leveraged and our exploration and development program will require substantial capital resources depending on the level of drilling and the expected cost of services. Our existing operations will also require ongoing capital expenditures. In addition, if we decide to pursue additional acquisitions, our capital expenditures will increase, both to complete such acquisitions and to explore and develop any newly acquired properties.
     The degree to which we are leveraged could have other important consequences, including the following:
•	we may be required to dedicate a substantial portion of our cash flows from operations to the payment of our indebtedness, reducing the funds available for our operations;

•	a portion of our borrowings are at variable rates of interest, making us vulnerable to increases in interest rates;

•	we may be more highly leveraged than some of our competitors, which could place us at a competitive disadvantage;

•	our degree of leverage may make us more vulnerable to a downturn in our business or the general economy;

•	we are subject to numerous financial and other restrictive covenants contained in our existing credit agreements the breach of which could materially and adversely impact our financial performance;

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	we may have difficulties borrowing money in the future.
     Despite our current levels of indebtedness, we still may be able to incur substantially more debt. This could further increase the risks described above. In addition to those risks above, we may not be able to obtain funding on acceptable terms because of the deterioration of the credit and capital markets. This may hinder or prevent us from meeting our future capital needs. In particular, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets generally has diminished significantly.

     Our business is subject to operating hazards that could result in substantial losses or liabilities that may not be fully covered under our insurance policies
     Oil and gas operations are subject to many risks, including well blowouts, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic natural gas and other environmental hazards and risks. If any of these hazards occur, we could sustain substantial losses as a result of:
•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and penalties; or

•	suspension of operations.
     As we drill to deeper horizons and in more geologically complex areas, we could experience a greater increase in operating and financial risks due to inherent higher reservoir pressures and unknown downhole risk exposures. As we continue to drill deeper, the number of rigs capable of drilling to such depths will be fewer and we may experience greater competition from other operators.
     We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. We have experienced substantial increases in premiums, especially in areas affected by hurricanes and tropical storms. Insurers have imposed revised limits affecting how much the insurers will pay on actual storm claims plus the cost to re-drill wells where substantial damage has been incurred. Insurers are also requiring us to retain larger deductibles and reducing the scope of what insurable losses will include. Even with the increase in future insurance premiums, coverage will be reduced, requiring us to bear a greater potential risk if our oil and gas properties are damaged. We do not maintain any business interruption insurance. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs that is not fully covered by insurance, it could have a material adverse affect on our financial condition and results of operations.
     We are subject to financing and interest rate exposure risks
     Our business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in our credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce cash flow used for drilling and place us at a competitive disadvantage. For example, at December 31, 2008, approximately 61% of our debt is at fixed interest rates with the remaining 39% subject to variable interest rates.
     Recent and continuing disruptions and volatility in the global finance markets may lead to a contraction in credit availability impacting our ability to finance our operations. We require continued access to capital; a significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results. We are exposed to some credit risk related to our senior credit facility to the extent that one or more of our lenders may be unable to provide necessary funding to us under our existing revolving line of credit if it experiences liquidity problems.
     Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations

     Our results of operations are materially affected by conditions in the domestic capital markets and the economy generally. The stress experienced by domestic capital markets that began in the second half of 2007 continued and substantially increased during third quarter 2008. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations of the economy and the markets going forward. These factors, combined with volatile oil and gas prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown. In addition, the fixed-income markets are experiencing a period of extreme volatility which has negatively impacted market liquidity conditions.
     The capital markets have experienced decreased liquidity, increased price volatility, credit downgrade events, and increased probabilities of default. These events and the continuing market upheavals may have an adverse effect on us because our liquidity and ability to fund our capital expenditures is dependent in part upon our bank borrowings and access to the public capital markets. Our revenues are likely to decline in such circumstances. In addition, in the event of extreme prolonged market events, such as a worsening of the global credit crisis, we could incur significant losses.
     Hedging transactions may limit our potential gains and involve other risks
     To manage our exposure to price risk, we, from time to time, enter into hedging arrangements, utilizing commodity derivatives with respect to a significant portion of our future production. The goal of these hedges is to lock in prices so as to limit volatility and increase the predictability of cash flow. These transactions limit our potential gains if oil and gas prices rise above the price established by the hedge.
     In addition, hedging transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:
•	our production is less than expected;

•	the counterparties to our futures contracts fail to perform under the contracts; or

•	an event materially impacts oil or gas prices or the relationship between the hedged price index and the oil and gas sales price.
     We cannot assure you that any hedging transactions we may enter into will adequately protect us from declines in the prices of oil and gas. On the other hand, where we choose not to engage in hedging transactions in the future, we may be more adversely affected by changes in oil and gas prices than our competitors who engage in hedging transactions.
     Many of our current and potential competitors have greater resources than we have and we may not be able to successfully compete in acquiring, exploring and developing new properties
     We face competition in every aspect of our business, including, but not limited to, acquiring reserves and leases, obtaining goods, services and employees needed to operate and manage our business and marketing oil and gas. Competitors include multinational oil companies, independent production companies and individual producers and operators. Many of our competitors have greater financial and other resources than we do. As a result, these competitors may be able to address these competitive factors more effectively than we can or weather industry downturns more easily than we can.
     The demand for field services and their ability to meet that demand may limit our ability to drill and produce our oil and natural gas properties
     In a rising price environment, such as those experienced in 2007 and early 2008, well service providers and related equipment and personnel are in short supply. This causes escalating prices, the possibility of poor services coupled with potential damage to downhole reservoirs and personnel injuries. Such pressures increase the actual cost of services, extend the time to secure such services and add costs for damages due to accidents sustained from the over use of equipment and inexperienced personnel. In some cases, we are operating in new areas where services and infrastructure do not exist or in urban areas which are more restrictive.

     A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase
     Section 1(b) of the Natural Gas Act of 1938 (“NGA”) exempts natural gas gathering facilities from regulation by the Federal Energy Regulatory Commission (“FERC”) as a natural gas company under the NGA. We believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of on-going litigation, so the classification and regulation of our gathering facilities are subject to change based on future determinations by FERC, the courts, or Congress.
     While our natural gas gathering operations are generally exempt from FERC regulation under the NGA, our gas gathering operations may be subject to certain FERC reporting and posting requirements in a given year. FERC has recently issued a final rule (as amended by orders on rehearing, “Order 704”) requiring certain participants in the natural gas market, including certain gathering facilities and natural gas marketers that engage in a minimum level of natural gas sales or purchases, to submit annual reports regarding those transactions to FERC. In addition, FERC has issued a final rule (“Order 720”) requiring major non-interstate pipelines, defined as certain non-interstate pipelines delivering more than an average of 50 million MMBtu of gas over the previous three calendar years, to post daily certain information regarding the pipeline’s capacity and scheduled flows for each receipt and delivery point that has design capacity equal to or greater than 15,000 MMBtu per day.
     Other FERC regulations may indirectly impact our businesses and the markets for products derived from these businesses. FERC’s policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, gas quality, ratemaking, capacity release and market center promotion, may indirectly affect the intrastate natural gas market. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipelines rates and rules and policies that may affect rights of access to transportation capacity. For more information regarding the regulation of our operations, please see “Government Regulation” in Item 1 of our Annual Report on Form 10-K, incorporated herein by reference.
     Should we fail to comply with all applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines
     Under the Energy Policy Act of 2005, FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1 million per day for each violation and disgorgement of profits associated with any violation. While our operations have not been regulated as a natural gas company by FERC under the NGA, FERC has adopted regulations that may subject certain of our otherwise non-FERC jurisdiction facilities to FERC annual reporting and daily scheduled flow and capacity posting requirements. We also must comply with the anti-market manipulation rules enforced by FERC. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Failure to comply with those regulations in the future could subject Range to civil penalty liability. For more information regarding regulation of our operations, please see “Government Regulation” in Item 1 of our Annual Report on Form 10-K, incorporated herein by reference.
     The oil and gas industry is subject to extensive regulation
     The oil and gas industry is subject to various types of regulations in the United States by local, state and federal agencies. Legislation affecting the industry is under constant review for amendment or expansion, frequently increasing our regulatory burden. Numerous departments and agencies, both state and federal, are authorized by statute to issue rules and regulations binding on participants in the oil and gas industry. Compliance with such rules and regulations often increases our cost of doing business, delays our operations and, in turn, decreases our profitability.
     Our operations are subject to numerous and increasingly strict federal, state and local laws, regulations and enforcement policies relating to the environment. We may incur significant costs and liabilities in complying with existing or future environmental laws, regulations and enforcement policies and may incur costs arising out of property damage or injuries to employees and other persons. These costs may result from our current and former operations and even may be caused by previous owners of property we own or lease. Any past, present or future failure by us to completely comply with environmental laws, regulations and enforcement policies could cause us to incur substantial fines, sanctions or liabilities from cleanup costs or other damages. Incurrence of those costs or damages could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses.
     Acquisitions are subject to the risks and uncertainties of evaluating reserves and potential liabilities and may be disruptive and difficult to integrate into our business
     We could be subject to significant liabilities related to our acquisitions. It generally is not feasible to review in detail every individual property included in an acquisition. Ordinarily, a review is focused on higher valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems in all of the properties, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not always inspect every well or lease we acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is performed.
     In addition, there is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our acquisition strategy is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our acquisition strategy may be hindered if we are unable to obtain financing on terms acceptable to us or regulatory approvals.
     Acquisitions often pose integration risks and difficulties. In connection with recent and future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Future acquisitions could result in our incurring additional debt, contingent liabilities, expenses and diversion of resources, all of which could have a material adverse effect on our financial condition and operating results.
     Our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel
     Our success is highly dependent on our management personnel and none of them is currently subject to an employment contract. The loss of one or more of these individuals could have a material adverse effect on our business. Furthermore, competition for experienced technical and other professional personnel in our industry is intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected. Also, the loss of experienced personnel could lead to a loss of technical expertise.
     Oil and gas drilling is a high-risk activity
     The cost of drilling, completing, and operating an oil or gas well is often uncertain, and many factors can adversely affect the economics of a well. Our efforts will be uneconomical if we drill dry holes or wells that are productive but do not produce enough oil and gas to be commercially viable after drilling, operating and other costs. Furthermore, our drilling and producing operations may be curtailed, delayed, or canceled as a result of other factors, including:
•	high costs, shortages or delivery delays of drilling rigs, equipment, labor, or other services;

•	unexpected operational events and drilling conditions;

•	reductions in oil and gas prices;

•	limitations in the market for oil and gas;

•	adverse weather conditions;

•	facility or equipment malfunctions;

•	equipment failures or accidents;

•	title problems;

•	pipe or cement failures;

•	casing collapses;

•	compliance with environmental and other governmental requirements;

•	environmental hazards, such as natural gas leaks, oil spills, pipelines ruptures, and discharges of toxic gases;

•	lost or damaged oilfield drilling and service tools;

•	unusual or unexpected geological formations;

•	loss of drilling fluid circulation;

•	pressure or irregularities in formations;

•	fires;

•	natural disasters;

•	blowouts, surface craterings and explosions; and

•	uncontrollable flows of oil, natural gas or well fluids.
     If any of these factors were to occur with respect to a particular well or field, we could lose all or a part of our investment in the well or field, or we could fail to realize the expected benefits from the well or field, either of which could materially and adversely affect our revenue and profitability.
     New technologies may cause our current exploration and drilling methods to become obsolete
     The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. If we are unable to maintain technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.
     Our business depends on oil and gas transportation facilities, most of which are owned by others
     The marketability of our oil and gas production depends in part on the availability, proximity and capacity of pipeline systems owned by third parties. The lack of available capacity on these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Although we have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. We generally do not purchase firm transportation on third party facilities and therefore, our production transportation can be interrupted by those having firm arrangements.

Although, recently we have entered into some firm arrangements in certain production areas. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport oil and gas. If any of these third party pipelines and other facilities become partially or fully unavailable to transport our product, or if the natural gas quality specifications for a natural gas pipeline or facility changes so as to restrict our ability to transport natural gas on those pipelines or facilities, our revenues could be adversely affected.
     The disruption of third-party facilities due to maintenance and/or weather could negatively impact our ability to market and deliver our products. We have no control over when or if such facilities are restored or what prices will be charged. A total shut-in of production could materially affect us due to a lack of cash flow, and if a substantial portion of the production is hedged at lower than market prices, those financial hedges would have to be paid from borrowings absent sufficient cash flow.
     Any failure to meet our debt obligations could harm our business, financial condition and results of operations
     If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.
     We operate in a litigious environment
     Any constituent could bring suit regarding our existing or planned operations or allege a violation of an existing contract. Any such action could delay when planned operations can actually commence or could cause a halt to existing production until such alleged violations are resolved by the courts. Not only could we incur significant legal fees and related expenses in defending our rights, but halting existing production or delaying planned operations could impact our future operations and financial condition. Such legal disputes could also distract management and other personnel from their primary responsibilities.
     Our financial statements are complex
     Due to United States generally accepted accounting rules and the nature of our business, our financial statements continue to be complex, particularly with reference to hedging, asset retirement obligations, employee equity awards, deferred taxes and the accounting for our deferred compensation plans. We expect such complexity to continue and possibly increase.
Risks Related to Our Common Stock
     Common stockholders will be diluted if additional shares are issued
     In 2004 and 2005, we sold 33.8 million shares of common stock to finance acquisitions. In 2006, we issued 6.5 million shares as part of the Stroud acquisition. In 2007, we sold 8.1 million shares of common stock to finance acquisitions. In 2008, we sold 4.4 million shares of common stock with the proceeds used to pay down a portion of the outstanding balance of our bank credit facility. Our ability to repurchase securities for cash is limited by our bank credit facility and our senior subordinated note agreements. We also issue restricted stock and stock appreciation rights to our employees and directors as part of their compensation. In addition, we may issue additional shares of common stock, additional subordinated notes or other securities or debt convertible into common stock, to extend maturities or fund capital expenditures, including acquisitions. If we issue additional shares of our common stock in the future, it may have a dilutive effect on our current outstanding stockholders.

     Dividend limitations
     Limits on the payment of dividends and other restricted payments, as defined, are imposed under our bank credit facility and under our senior subordinated note agreements. These limitations may, in certain circumstances, limit or prevent the payment of dividends independent of our dividend policy.
     Our stock price may be volatile and you may not be able to resell shares of our common stock at or above the price you paid
     The price of our common stock fluctuates significantly, which may result in losses for investors. The market price of our common stock has been volatile. From January 1, 2006 to April 30, 2009, the price of our common stock reported by the New York Stock Exchange ranged from a low of $21.74 per share to a high of $76.81 per share. We expect our stock to continue to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:
•	changes in oil and gas prices;

•	variations in drilling, recompletions, acquisitions and operating results;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of comparable companies;

•	additions or departures of key personnel; or

•	future sales of our stock.
     We may fail to meet expectations of our stockholders or of securities analysts at some time in the future and our stock price could decline as a result.
     The price of our common stock may be adversely affected by the issuance and sale of our common stock or by the perception that such issuances and sales may occur
     We cannot predict the size of future issuances or sales of our common stock, including those made in respect of our acquisition of assets, businesses or securities of other companies, or the effect, if any, that such issuances or sales may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock or the announcement that such issuances and sales may occur, could adversely affect the market price of our common stock.

USE OF PROCEEDS
     The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
PRICE RANGE OF COMMON STOCK
     Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “RRC.” During 2008, trading volume averaged 3.3 million shares per day. The following table shows the quarterly high and low sale prices, cash dividends declared and volumes as reported on the NYSE composite tape for the past two years and for the first quarter of 2009.

			Cash Dividends
	High	Low	Declared

2007
First Quarter	$33.80	$25.59	$0.03
Second Quarter	40.50	33.40	0.03
Third Quarter	41.87	33.28	0.03
Fourth Quarter	51.88	37.17	0.04

2008
First Quarter	$65.53	$43.02	$0.04
Second Quarter	76.81	61.13	0.04
Third Quarter	72.98	37.34	0.04
Fourth Quarter	44.15	23.77	0.04

2009
First Quarter	$42.66	$30.90	0.04
     On April 30, 2009, the closing sale price of our common stock, as reported by the NYSE, was $39.97 per share. On that date, there were approximately 1,648 holders of record.
     The payment of dividends is subject to declaration by the Board of Directors and depends on earnings, capital expenditures and various other factors. The bank credit facility and our senior subordinated notes allow for the payment of common and preferred dividends, with certain limitations. The determination of the amount of future dividends, if any, to be declared and paid is at the sole discretion of our board and will depend upon our level of earnings and capital expenditures and other matters that the board of directors deems relevant.

SELLING STOCKHOLDERS
     This prospectus covers the offering for resale of up to 373,623 shares of common stock by the selling stockholders. No offer or sale may be made by a stockholder unless that stockholder is listed in the table below. The selling stockholders may sell all, some or none of the shares of common stock covered by this prospectus. Please read “Plan of Distribution.” We will bear all costs, fees and expenses incurred in connection with the registration of the shares of common stock offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling stockholders.
     No such sales may occur unless the registration statement of which this prospectus is a part has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such shares of common stock. We are required to update this prospectus to reflect material developments in our business, financial position and results of operations.
     The following table sets forth, the name of each selling stockholder, the number of shares of common stock owned and the percentage of shares of common stock outstanding owned by each selling stockholder prior to the offering, the number of shares of common stock being offered for each selling stockholder’s account, and the amount to be owned and the percentage of shares of common stock outstanding owned by each selling stockholder following the completion of the offering (assuming each selling stockholder sells all of the shares of common stock covered by this prospectus). The percentages of shares of common stock outstanding have been calculated based on 156,922,203 shares of common stock outstanding as of April 30, 2009. Unless set forth below, none of the selling stockholders selling in connection with the prospectus has held any position or office with, been employed by or otherwise had a material relationship with us or any of our affiliates during the three years prior to the date of this prospectus.
     We have prepared the table and the related notes based on information supplied to us by the selling stockholders. We have not sought to verify such information. Additionally, some or all of the selling stockholders may have sold or transferred some or all of the shares of common stock listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling stockholders may change over time.

Shares of Common Stock
Owned Prior to
This Offering
Number of
	Shares of	Percentage of		Number of Shares of
	Common	Common		Common Stock
	Stock	Stock	Shares of	Beneficially Owned
	Beneficially	Beneficially	Common Stock That may	Following
Name of Selling Stockholder	Owned	Owned	be Sold in This Offering	This Offering
East Resources, Inc.	373,623	*	373,623	0
Total	373,623	*	373,623	0

*	Less than 1%.

(1)	Representatives of this Selling Stockholder have advised us that Terrence M. Pegula, sole shareholder, director and Chief Executive Officer, is the natural person who holds the voting and dispositive power with respect to the Common Stock held by this Selling Stockholder.
     Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act. In addition, selling security holders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act if such selling security holder (a) did not acquire its shares of common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the common shares. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

     Because the selling stockholders may offer all or some of their shares of our common stock from time to time, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon the termination of any particular offering by such selling stockholder. Please refer to “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK
     Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation and bylaws. Copies of our certificate of incorporation and bylaws are available from us upon request. These documents have also been filed with the SEC. Please read “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
Authorized Capital Stock
     At April 30, 2009, our authorized and outstanding capital stock consisted of:
•	10,000,000 shares of preferred stock, par value $1.00 per share, of which, no shares are issued and outstanding; and

•	475,000,000 shares of common stock, par value $0.01 per share, of which 156,922,203 shares were outstanding.
Common Stock
•	Dividends. Common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common stockholders may not receive dividends until we have satisfied our obligations to any preferred stockholders. Certain of our debt instruments restrict the payment of cash dividends.

•	Voting Rights. Each share of our common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to cumulative voting rights.

•	Fully Paid. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer under this prospectus and issue will also be fully paid and non-assessable.

•	Other Rights. Common stockholders are not entitled to preemptive rights. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders, if any.

•	Listing. Our outstanding shares of common stock are listed on the NYSE under the symbol “RRC.” Any additional common stock we issue will also be listed on the NYSE.
Business Combination Under of Delaware Law
     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
     (a) before that person became an interested stockholder, the corporation’s board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;
     (b) upon completion of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether share held subject to the plan will be tendered in a tender or exchange offer); or
     (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office. “Business combination” included mergers, assets sales and other transactions resulting in a financial benefit to the stockholder. “Interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases within three years prior, did own) 15% or more of the corporation’s voting stock.
Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws
     The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for our common stock.
     Any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the President or the Board, and shall be called by the Chairman of the Board, the President, a Vice President or the Secretary on the written request stockholders owning at least a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.
Transfer Agent and Registrar
     Computershare Investor Services, L.L.C. is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION
     We are registering the shares of common stock on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes donees and pledgees selling shares of common stock received from a named selling stockholder after the date of this prospectus.
     Under this prospectus, the selling stockholders intend to offer our securities to the public:
•	through one or more broker dealers;

•	through underwriters; or

•	directly to investors.
     The selling stockholders may price the shares of common stock offered from time to time:
•	at fixed prices;

•	at market prices prevailing at the time of any sale under this registration statement;

•	at prices related to prevailing market prices;

•	varying prices determined at the time of sale; or

•	at negotiated prices.
     We will pay the costs and expenses of the registration and offering of the shares of common stock offered hereby. We do not expect to pay any underwriting fees, discounts and selling commissions allocable to each selling stockholder’s sale of its respective shares of common stock, which will be paid by the selling stockholders. Broker dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:
•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the New York Stock Exchange or such other national exchange on which our shares of common stock are listed at such time;

•	through the writing of options;

•	in the over-the-counter market; or

•	in private transactions.
     Broker dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker dealers, and other broker dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.
     To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling stockholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

     In addition, the selling stockholders have advised us that they may sell shares of common stock in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.
     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution
     In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.
     The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent any of the selling stockholders are broker-dealers, they are, according to SEC interpretation, “underwriters” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities under the Securities Act and the Securities Exchange Act of 1934.

VALIDITY OF THE SECURITIES
     The validity of the securities and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.
EXPERTS
     The consolidated financial statements of Range Resources Corporation appearing in its Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Range Resources Corporation’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
     Certain information presented and incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves occurred by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by DeGolyer and MacNaughton, Wright & Company, Inc. and H.J. Gruy and Associates, Inc. The reserve information is presented and incorporated by reference herein in reliance upon the authority of said firms as experts with respect to such reports.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC under the Securities Act a registration statement on Form S-3 with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the shares of common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC’s EDGAR System. The web site can be accessed at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:
•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009; and

•	The description of the our Common Stock contained in the Registration Statement on Form 10, dated June 18, 1980, including any subsequent amendment(s) or Report(s) filed for the purpose of updating such description.
     These reports contain important information about us, our financial condition and our results of operations.
     All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:
Range Resources Corporation
100 Throckmorton Street
Attention: General Counsel
Fort Worth, Texas 76102
Telephone: (817) 869-4254
     We also maintain a website at http://www.rangeresources.com. However, the information contained in or accessible from our corporate website is not part of this prospectus.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

SEC registration fee	$837
Printing costs	25,000
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Miscellaneous	1,073

Total	$127,000

     All of the above expenses except the SEC registration fee are estimates. All of the above expenses will be borne by the Registrant.
Item 15. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     The Company’s Amended and Restated By-Laws and Restated Certificate of Incorporation, as amended, each provide that the Company will indemnify and hold harmless to the fullest extent authorized by the DGCL each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Such indemnification continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of his or her heirs, executors and administrators.

     In addition, as permitted by the DGCL, the Restated Certificate of Incorporation, as amended, provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
     The preceding discussion of the Company’s Amended and Restated Bylaws and Restated Certificate of Incorporation, as amended, and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the reference to the Company’s Amended and Restated Bylaws and Restated Certificate of Incorporation, as amended, and Section 145 of the DGCL.
     The Company has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company. The preceding discussion of the Company’s indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such indemnification agreements.
Item 16. Exhibits and Financial Statement Schedules.
(a)	Exhibits. The following documents are filed as exhibits to this registration:

Exhibit
Number		Exhibit Title

4.1	—	Form of Stock Certificate (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 (File No. 333-135193) as filed with the SEC on June 21, 2006)
5.1*	—	Opinion of Vinson & Elkins L.L.P.
23.1*	—	Consent of Vinson & Elkins L.L.P. (included in their opinion filed as Exhibit 5.1 hereto)
23.2*	—	Consent of Ernst & Young LLP (Range Resources Corporation)
23.3*	—	Consent of DeGolyer and MacNaughton
23.4*	—	Consent of H.J. Gruy and Associates, Inc.
23.5*	—	Consent of Wright and Company
24.1*	—	Powers of Attorney (included on the first signature page of this Registration Statement)

*	Filed herewith.
(b)	Financial Statement Schedules
     No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.
(c)	Reports, Opinions, and Appraisals
     The following reports, opinions and appraisals are included herein: None.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
     The undersigned registrant hereby undertakes, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned registrant hereby undertakes remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned registrant hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on May 1, 2009.

RANGE RESOURCES CORPORATION
By:	/s/ John H. Pinkerton
John H. Pinkerton
Chief Executive Officer

Powers of Attorney
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes and appoints each of John H. Pinkerton and Roger S. Manny, and each of them severally, acting alone and without the other, as his attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate.

Signature	Capacity	Date

/s/ John H. Pinkerton John H. Pinkerton	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 1, 2009

/s/ Jeffrey L. Ventura Jeffrey L. Ventura	President, Chief Operating Officer and Director	May 1, 2009

/s/ Roger S. Manny Roger S. Manny	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 1, 2009

Charles L. Blackburn	Director

/s/ Anthony V. Dub Anthony V. Dub	Director	May 1, 2009

/s/ V. Richard Eales V. Richard Eales	Director	May 1, 2009

/s/ Allen Finkelson Allen Finkelson	Director	May 1, 2009

/s/ James M. Funk James M. Funk	Director	May 1, 2009

Signature	Capacity	Date

/s/ Jonathan S. Linker Jonathan S. Linker	Director	May 1, 2009

/s/ Kevin S. McCarthy Kevin S. McCarthy	Director	May 1, 2009

EXHIBIT INDEX

Exhibit
Number		Exhibit Title

4.1	—	Form of Stock Certificate (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 (File No. 333-135193) as filed with the SEC on June 21, 2006)
5.1*	—	Opinion of Vinson & Elkins L.L.P.
23.1*	—	Consent of Vinson & Elkins L.L.P. (included in their opinion filed as Exhibit 5.1 hereto)
23.2*	—	Consent of Ernst & Young LLP (Range Resources Corporation)
23.3*	—	Consent of DeGolyer and MacNaughton
23.4*	—	Consent of H.J. Gruy and Associates, Inc.
23.5*	—	Consent of Wright and Company
24.1*	—	Powers of Attorney (included on the first signature page of this Registration Statement)

*	Filed herewith.